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                           DAYTON SUPERIOR CORPORATION
                      EXHIBIT 11 - COMPUTATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE

                                                                Three Fiscal Months Ended         Nine Fiscal Months Ended
                                                             ---------------------------------  ----------------------------
                                                                    Sept 29,       Sept 27,       Sept 29,       Sept 27,
                                                                     1995            1996           1995           1996
                                                             ---------------------------------   ---------------------------
                                                                  (Unaudited)     (Unaudited)    (Unaudited)   (Unaudited)
                                                               (Amounts in thousands, except share and per share amounts)
Weighted average number of common
       shares outstanding during the period                          2,911,400      5,653,943     2,911,400      4,159,725
Common equivalent shares outstanding (a)                               568,061        219,938       568,061        438,642
Weighted average common and common                                 --------------------------   --------------------------
       equivalent shares outstanding                                 3,479,461      5,873,881     3,479,461      4,598,367

Income before extraordinary item                                   $     2,123    $     2,563   $     4,254    $     4,428
Extraordinary item                                                        --             --            --           (2,314)
                                                                   --------------------------   --------------------------
Net income                                                               2,123          2,563         4,254          2,114
Dividends on Redeemable Preferred Shares                                  (150)          --            (450)          --
Accretion on Redeemable Preferred Shares                                   (61)          --            (184)          --
                                                                   --------------------------   --------------------------
Net income available to common shareholders                        $     1,912    $     2,563   $     3,620    $     2,114
                                                                   ==========================   ==========================

Income per share before extraordinary item                         $      0.55    $      0.44   $      1.04    $      0.96
Extraordinary item                                                        0.00           0.00          0.00          (0.50)
                                                                   --------------------------   --------------------------
Net income per share                                               $      0.55    $      0.44   $      1.04    $      0.46
                                                                   ==========================   ==========================

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Fully diluted earnings per share are not significantly different from primary earnings per share

==========================

Notes:

(a) Common equivalent shares are shares issuable upon the exercise of stock options and warrants, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on the company's initial public offering price of $13.00 for 1995 and the average of the company's trading price for 1996.